GORAN CAPITAL INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of the shareholders of Goran Capital Inc. (the “Corporation”) will be held at 2 Eva Road, Suite 201, Toronto, Ontario, Canada on Thursday, May 31, 2001, at 10:00 a.m., Toronto time, for the following purposes:

  To receive the annual report and financial statements of the Corporation for the year ended December 31, 2000, and the report of the independent auditors thereon;
  To elect directors;
  To appoint auditors and to authorize the directors to fix the auditors' remuneration;
  To transact such other business as may properly come before the Meeting or any adjournment thereof.

The accompanying management information circular provides additional information relating to the matters to be dealt with at the Meeting and forms part of this Notice.

Shareholders who are unable to attend the Meeting are requested to date, sign and return the accompanying form of proxy in the envelope provided for that purpose.

DATED at Toronto, this 25th day of April, 2001. BY ORDER OF THE BOARD OF DIRECTORS ALAN G. SYMONS Chief Executive Officer and President

Goran Capital Inc.
2 Eva Road, Suite 200
Toronto, Ontario, Canada
M9C 2A8

April 25, 2001

Dear Shareholder:

Re: Supplemental Mailing List

If you wish to have your name added to the supplemental mailing list of Goran Capital Inc. so you may receive the Corporation’s quarterly reports which contain interim unaudited financial statements, please fill in your name and address in the space provided below and return to our transfer agent, CIBC Mellon Trust Company, Proxy Department, Unit 6, P.O. Box 12005 Station BRM B, Toronto, Ontario, Canada M7Y 2K5.

NAME: ____________________________________________
ADDRESS: ____________________________________________
CITY: ____________________________________________
PROVINCE/STATE:__________
POSTAL CODE/ZIP CODE:__________

I hereby confirm that I am the owner of shares issued by the above-mentioned Corporation.

SIGNATURE: _________________________________________
DATE: ____________________________________________

GORAN CAPITAL INC.
MANAGEMENT PROXY CIRCULAR

Solicitation of Proxies

This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of Goran Capital Inc. (the “Corporation”) for use at the annual meeting of shareholders of the Corporation (the “Meeting”) to be held Thursday, May 31, 2001, at 10:00 a.m., (Toronto time) or at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by telephone or by telecopier, by directors, officers or regular employees of the Corporation. The costs of such solicitation will be borne by the Corporation.

Revocation of Proxies

A shareholder who has given a proxy may revoke it at any time to the extent it has not been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the shareholder or his attorney authorized in writing, and deposited either at the registered office of the Corporation at any time up to 5:00 p.m. (Toronto time) on the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the Meeting prior to the beginning of the Meeting on the day of the Meeting, or any adjournment thereof or in any other manner provided by law.

Voting of Shares Represented by Management Proxies

The persons specified in the enclosed form of proxy are directors and officers of the Corporation and will represent management at the Meeting. Each shareholder of the Corporation has the right to appoint a person (who need not be a shareholder), other than the persons specified in the enclosed form of proxy, to attend for him and on his behalf at the Meeting or any adjournment thereof. Such right may be exercised by striking out the names of the specified persons and inserting the name of the shareholder’s nominee in the space provided or by completing another appropriate form of proxy and, in either case, signing, dating and delivering the form of proxy to the Corporation prior to the holding of the Meeting.

The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions thereon. In the absence of such specifications, such shares will be voted in favour of each of the matters referred to herein.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters, if any, that may properly come before the Meeting. As of the date of this circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than routine matters incidental to the conduct of the Meeting. However, if any other matters that are not known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxy.

Voting Securities

The only voting securities of the Corporation currently outstanding and entitled to be voted at the Meeting are 5,776,398 common shares as of April 23, 2001, each of which carries one vote.

The Corporation has fixed April 23, 2001 as the record date for the meeting. The Corporation will prepare a list of the holders of common shares at the close of business on that day. Each person named in such list is entitled to be present and vote the shares shown opposite his name on such list at the Meeting except to the extent that he has transferred ownership of any of his shares after that date and the transferee of those shares produces properly endorsed share certificates or otherwise establishes that he owns the shares and demands, not later than ten days before the Meeting, that his name be included in the list before the Meeting, in which case the transferee is entitled to vote his shares at the Meeting or any adjournment thereof.

Principal Holders of Voting Securities

To the knowledge of the directors or senior officers of the Corporation, the following are the only persons who beneficially own, directly or indirectly, or exercise control or direction over more than 10% of the outstanding common shares of the Corporation:

                                     Number of Common Shares   Percentage of Outstanding
                                       Beneficially Owned,           Common Shares
                 Name                Controlled or Directed1
Symons International Group Ltd2              1,646,413                    28.5%
G. Gordon Symons                               479,111                     8.3%
Alan G. Symons3                                568,065                     9.8%
Douglas H. Symons                              251,455                     4.4%
  The information as to beneficial ownership of shares not being within the knowledge of the Corporation, has been furnished by the persons and companies listed above. Information presented is as of April 23, 2001 and does not reflect shares under option.
  Mr. G. Gordon Symons is the controlling shareholder and Chairman of the Board of Symons International Group Ltd., a private company ("SIGL").
  Includes 387,215 shares owned by a trust over which Alan G. Symons exercises limited direction.

Particulars of Matters to be Acted Upon

At the Meeting, shareholders will be asked to elect directors, appoint auditors, authorize the directors to fix the auditors’ remuneration and deal with other matters which may properly come before the Meeting.

Election of Directors

The articles of the Corporation currently provide for a board consisting of a minimum of three and a maximum of ten directors. The board currently consists of six directors until otherwise determined by further resolution of the board of directors of the Corporation.

Unless otherwise specified therein, proxies received in favour of management nominees will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) whose term of office will continue until the next annual meeting of shareholders or until they are removed or their successors are elected or appointed in accordance with the Canada Business Corporations Act and the by-laws of the Corporation.

                                                                        Number of Common    Number of shares
                                                         Year First      Shares of the         of Symons
                                     Position in the       Became         Corporation        International
  Name and Principal Occupation        Corporation        Director        Beneficially        Group, Inc.
                                                                             Owned1           Beneficially
                                                                                                 Owned1
G. Gordon Symons2
Chairman of the Board,
Goran Capital Inc. and Symons
International Group, Inc.          Chairman of the          1986            2,125,5245           10,000
                                   Board
Alan G. Symons2
CEO and President, Goran Capital
 Inc.; Deputy Chairman, Symons
International Group, Inc.          CEO and President        1992              568,0656           72,691

Douglas H. Symons2,4               COO, Senior
COO,  Goran  Capital  Inc.;  CEO,  Executive Vice
Symons International Group, Inc.   President and            1989               251,455           35,500
                                   Secretary
J. Ross Schofield3,4
Chairman, Hargraft Schofield Ltd.  Director                 1992                 3,800            1,000

David B. Shapira3
President, Medbers Limited         Director                 1989               100,000            1,000

John K. McKeating3,4
Retired, Former President,
Vision 2120, Inc.                  Director                 1995                 2,000            4,000
  Information as to the shareholdings of each nominee has been provided by the nominee and does not reflect shares under option.
  Member of the Executive Committee.
  Member of Audit Committee.
  Member of the Compensation Committee.
  Includes 1,646,413 shares owned by SIGL.
  Includes 387,215 shares owned by a trust over which Alan G. Symons exercises limited direction.
Mr. Schofield became Chairman of Hargraft Schofield Ltd. in June 2000. Each of the other nominees has held the principal occupation indicated above during the past five years.

Directors' and Officers' Remuneration

The aggregate remuneration paid by the Corporation and its subsidiaries to the Executive Officers, as defined herein, during the year ended December 31, 2000 was (U.S.) $2,171,933 all in the form of salary, bonus and consulting fees.
In 2000, the Corporation's directors received (i) a flat annual fee of $10,000 for each director and (ii) a $1,000 fee for each committee meeting attended. In addition, committee chairmen received an additional $1,500 per quarter.

Interests of Insiders in Material Transactions

As of December 31, 2000, Symons International Group Ltd., a private company ("SIGL"), was indebted to the Corporation in the amount of approximately $1,446,000. This indebtedness does not bear interest and is secured by the pledge of 100,000 shares of the Corporation. G. Gordon Symons is the majority shareholder of SIGL, and Alan G. Symons and Douglas H. Symons own a minority interest in SIGL.

The Corporation paid $1,846,000 in 2000, for consulting and other services related to the conversion to the Corporation's nonstandard automobile operating system. Approximately 90% of these payments were for services provided by consultants and vendors unrelated to the Corporation. Stargate Solutions Group, Inc. ("Stargate"), shares of which are owned by Kirk Symons, son of G. Gordon Symons and brother of Alan G. Symons and Douglas H. Symons, managed the work of such unrelated consultants and vendors and, as compensation for such work, retained approximately 10% of the payments referred to above in return for management services provided.

Superior Insurance Group, Inc., a wholly owned subsidiary of the Corporation, owns a less than 1% limited partnership interest in Monument Capital Partners I. The amount of the investment was $100,000. Larry S. Wechter, a director of Symons International Group, Inc., a subsidiary of the Corporation ("SIG"), as of January 19, 2000, is Managing Director and Chief Executive Officer of Monument Advisors, Inc. and Alan G. Symons, a director of the Corporation, is a director of Monument Advisors, Inc. Monument Advisors, Inc. is the general partner of Monument Capital Partners I.

The Corporation leases office space in Toronto, Canada from Tritech Financial Systems Inc. ("Tritech"). Tritech is owned by Robert T. Symons, son of G. Gordon Symons and brother of Alan G. Symons and Douglas H. Symons. The total amount paid during 2000 was $40,000.

In 1999, Granite Re issued a performance bond in favor of Tritech in the amount of $328,000. In August 2000 the creditor called the bond. The bond is secured by a guarantee from Tritech, a personal guarantee from Robert T. Symons and a pledge of 50,000 shares of the Corporation's common stock owned by Robert T. Symons. Tritech is paying interest on the outstanding balance at an annual rate of 7.5%. During 2000, Tritech paid interest to the Corporation on the bond of $6,150.

During 2000, SIG and Pafco paid David G. Symons $34,000 for consulting and legal fees rendered to such companies. David G. Symons is the son of Alan G. Symons.

During 2000, SIG paid $15,000 to Robert C. Whiting, a director of SIG, for consulting services.

Indebtedness of Officers and Directors of the Corporation

The following directors and officers of the Corporation and their associates were indebted to the Corporation, or its subsidiaries, in amounts exceeding (Cdn.) $25,000 during 2000. All amounts listed in this section are denominated in U.S. Dollars.

Name and Principal Position                            Largest Loan Balance During     Balance as of
                                        Date of Loan                 2000             April 23, 2001
G. Gordon Symons                        June 27, 1986                $115,8071           $115,807
Chairman of the Board                   June 30, 1986                $156,4951           $156,495
                                        Prior to 1997                 $30,0242            $30,024
Alan G. Symons                        February 25, 1988               $27,3093            $27,309
CEO and President                      March 19, 1998                 $15,2934            $15,293
                                      October 28, 1999               $100,0005           $100,000
                                      November 17, 2000              $634,6226           $634,622
Douglas H. Symons                       June 30, 1986                  $9,7987             $9,798
COO,   Senior   Executive  Vice       February 25, 1988                $2,2197             $2,219
President and Secretary              September 29, 1999              $100,0008           $100,000
                                      October 20, 1999               $350,0009           $350,000
                                      November 17, 2000              $372,0886           $372,088
  The loans by the Corporation to G. Gordon Symons in 1986 and 1988 were made to facilitate the purchase of common shares of the Corporation. Such loans are collateralized by pledges of the common shares of the Corporation acquired, are payable on demand and are interest free.
  The loan by the Corporation prior to 1997 was made to an entity controlled by G. Gordon Symons, is unsecured and bears no interest.
  The loan by the Corporation to Alan G. Symons in 1988 was made to facilitate the purchase of common shares of the Corporation, is collateralized by a pledge of the common shares of the Corporation acquired, is payable on demand and is interest free.
  The loan by the Corporation to Alan G. Symons on March 19, 1998 was made to satisfy obligations to third parties. Such loan was secured by a pledge of his options to purchase shares in Superior Insurance Group Management, Inc. (formerly, GGS Management Holdings, Inc.), a subsidiary of the Corporation, and bore interest at the rate of 5.85% per year. The principal of the loan was repaid during 1999. The balance remaining represents interest on the loan.
  The loan by the Corporation to Alan G. Symons on October 28, 1999 was made to pay third party indebtedness secured by common shares of the Corporation and SIG. Such loan is unsecured and bears interest at the rate of 6.5% per year and is payable on demand.
  In April, 1999, the Corporation guaranteed loans from an unrelated third party to Alan G. Symons and Douglas H. Symons in the approximate amounts of $1,552,000 and $945,000, respectively. Such guarantee was in place until November 17, 2000 at which time the Corporation made loans to Alan G. Symons and Douglas H. Symons in the amounts of $630,392 and $369,608 respectively. The proceeds of such loans were used to reduce the principal outstanding on the third party loans. The Corporation's guarantee to the unrelated third party is with regard to the remaining balance of the third party loans ($921,608 and $575,392 to Alan G. Symons and Douglas H. Symons respectively) secured by a pledge of certain shares of SIG owned by the Corporation. In turn, Alan G. Symons and Douglas H. Symons have executed guarantees in favour of the Corporation which are triggered in the event that the Corporation is required to perform its guarantee to such unrelated third party. The guarantees by Alan G. Symons and Douglas H. Symons are secured by all shares of SIG and the Corporation held respectively by Alan G. Symons and Douglas H. Symons. Alan G. Symons and Douglas H. Symons executed promissory notes in favour of the Corporation in the principal amounts of $630,392 and $369,608, respectively. These notes bear interest at variable rate based upon the Royal Bank of Canada's rate paid on deposits. The Corporation assumed the obligations for the interest payable on such third party loans and paid interest of $28,835 and $10,813 for Alan G. Symons and Douglas H. Symons, respectively related to the third party loans during 2000.
  The loans by the Corporation to Douglas H. Symons in 1986 and 1988 were made to facilitate the purchase of common shares of the Corporation. Such loans are collateralized by pledges of the common shares of the Corporation acquired, are payable on demand and are interest free.
  The loan by SIG to Douglas H. Symons on September 29, 1999 was made to satisfy indebtedness to third parties. Such loan is unsecured, bears interest at the rate of 6.5% per year and is payable on demand.
  The loan by the Corporation to Douglas H. Symons on October 20, 1999 was made to satisfy indebtedness to third parties. Such loan is unsecured, bears interest at the rate of 6.5% per year and is due on demand.

During 1997, SIG guaranteed a loan from an unrelated third party to Dennis G. Daggett in the principal amount of $200,000. On April 7, 2000 SIG made a loan to Dennis Daggett, President of IGF Insurance Company, a subsidiary of the Corporation, in the amount of $172,000, the proceeds of which were used to repay the third party loan and obtain a release of SIG's guarantee. The loan bears interest at the rate of 6% and the principal amount outstanding as of April 1, 2001 was $172,000.

On April 13, 2000, SIG made a $500,000 non-interest bearing loan to Gene S. Yerant, Executive Vice President of the Corporation and President of Superior Insurance Group, Inc., a subsidiary of the Corporation, to facilitate the purchase of a personal residence pending closing of the sale of another residence. The loan was repaid on July 18, 2000.

Executive Compensation

The aggregate cash compensation paid by the Corporation and its subsidiaries during 2000 to the Corporation's five most highly paid executive officers (the "Executive Officers"), (including officers of its subsidiaries) including salaries, fees, commissions and bonuses was (U.S.) $2,171,933. The aggregate value of compensation, other than that referred to above, paid to Executive Officers during 2000 does not exceed (Cdn.) $10,000 times the number of Executive Officers.

Table 1 sets forth compensation paid by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer and each of the Corporation's other Executive Officers during the Corporation's three most recently completed fiscal years.

                            TABLE 1: SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                         Annual Compensation                  Awards
                                                                              Number
                                                           Other Annual     Securities      All Other
   Name and Principal                Salary   Bonus       Compensation        Under       Compensation
        Position             Year     US $A   US $A           US $B          Options         US $ A
                                                                            GrantedC
G. Gordon Symons,          2000          $0         $0         Nil                  0       $403,638D
 Chairman of the Board     1999          $0         $0         Nil                  0       $400,000E
                           1998          $0         $0         Nil             34,000       $600,000E
Alan G. Symons             2000          $0         $0         Nil                  0       $401,638G
CEO and President          1999    $254,032E        $0         Nil                  0       $145,968H
                           1998    $300,000E        $0         Nil            217,920       $100,000H
Douglas H. Symons          2000    $375,000         $0         Nil                  0        $45,846F
Sr. Executive V.P., COO    1999    $375,000         $0         Nil                  0         Note B
and Secretary              1998    $300,000         $0         Nil             20,000         Note B

Dennis G. Daggett          2000    $189,000         $0         Nil                  0         $4,390K
President, IGF             1999    $189,000         $0         Nil                  0         Note B
Insurance Company          1998    $198,489   $270,000         Nil             12,000         Note B

Gene S. YerantI            2000    $500,000   $250,000         Nil            100,000        $21,635J
Executive Vice President

Note A   Salary,  bonus and other  compensation  are stated in U.S. dollars as the  majority of payments are  actually  made in U.S. dollars.
Note B   Aggregate amounts are not greater than the lesser of $50,000 and 10% of the total of the annual salary and bonus.
Note C   No stock appreciation  rights (SAR's),  restricted shares, or restricted share units were granted during any of the past three completed  fiscal years.  Amounts  reflect stock options granted during 2000 and 1998. No stock options were granted  during 1999.
Note D   Includes  $400,000 paid by a subsidiary of the Corporation,  Granite  Reinsurance  Company Ltd.,
         a Barbados company  ("Granite Re"), to companies owned by Mr. G. Gordon Symons and includes
         $1,638 of health and life insurance premiums paid by SIG
Note E   Amount paid by Granite Re.
Note F   Includes $43,510 of accrued vacation and $2,336 of health and life insurance premiums paid by SIG.
Note G   Includes a consulting fee paid to SIG Capital Fund, Ltd. of $400,000 and health insurance premiums of $1,638 paid by SIG.
Note H   Consulting fee.
Note I   Mr. Yerant joined the Corporation on January 10, 2000.
Note J   Includes $19,067 of relocation expenses and $2,568 of health and life insurance premiums paid by SIG.
Note K   Includes $1,990 of health and life insurance  premiums and $2,400 in contributions to the
         Symons International  Group,  Inc. 401(k) plan paid by SIG.

Employee Share Option Plan

The Corporation has a Share Option Plan (the "Option Plan"). The terms, conditions and limitations of options granted under the Option Plan are determined by the board of directors of the Corporation with respect to each option, within certain limitations. The exercise price per share is payable in full on the date of exercise. Options granted under the Option Plan are not assignable. During 2000, the Corporation granted 100,000 options to purchase common shares of the Corporation pursuant to the Option Plan.

The following table sets forth stock options granted to acquire common shares of the Corporation during the fiscal year ended December 31, 2000 to each of the Executive Officers:

                                              TABLE 2: OPTION GRANTS IN LAST FISCAL YEAR

                                                                         Market Value of
                       Common Shares    % of Total                        Common Shares
                       Under Options      Options     Exercise Price   Underlying Options
                        Granted (1)     Granted in          (2)         on Date of Grant
        Name                (#)         Fiscal Year      ($/Common      ($/Common Shares)   Expiration Date
                                                          Share)
G. Gordon Symons                --                --            --                 --               --
Alan G. Symons                  --                --            --                 --               --
Douglas H. Symons               --                --            --                 --               --
Dennis Daggett                  --                --            --                 --               --
Gene S. Yerant             100,000               100%           $2.35              $2.35      March 3, 2010

(1)    Options are for a term of 10 years.  The options become  exercisable pro rata over a five year period beginning one year from the date of grant.
(2)    The  exercise  price of the option is  determined  by the board of  directors  and is not less than the  closing  price of the common shares on the The Toronto Stock Exchange on the date prior to the date of grant.

The following table sets forth details of all exercises of stock options during the fiscal year ended December 31, 2000 by each of the Executive Officers and the fiscal year-end value of unexercised options on an aggregated basis.
                                          TABLE 3: AGGREGATED OPTION EXERCISES
                                          DURING 2000 AND YEAR-END OPTION VALUES

                                                                 Number of
                                                                Unexercised       Value Of Unexercised
                        Common Shares                        Options at FY End    In The Money Options
                         Acquired on      Aggregate Value      Exercisable/         ($) Exercisable/
        Name              Exercise           Realized          Unexercisable         Unexercisable1

G. Gordon Symons              0                  0                    0/0                 0/0
Alan G. Symons                0                  0               45,570/0                 0/0
Douglas H. Symons             0                  0                    0/0                 0/0
Dennis G. Daggett             0                  0               32,000/5,000             0/0
Gene S. Yerant                0                  0               20,000/80,000            0/0

1        Based on the TSE closing price as of December 28, 2000 of $.3438 (Cdn.).

Composition of the Compensation Committee

During 2000, the Compensation Committee of the board of directors consisted of John K. McKeating (Committee Chairman), J. Ross Schofield and Douglas H. Symons. Douglas H. Symons was the Corporation's Senior Executive Vice President, Chief Operating Officer and Secretary throughout 2000.

Report on Executive Compensation

The Corporation's Executive Compensation Policy (the "Policy") considers an individual's experience, market conditions (including industry surveys), individual performance and the overall financial performance of the Corporation. The Corporation's total compensation program for officers includes base salaries, bonuses and the grant of stock options pursuant to the Option Plan. The Corporation's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, bonus, and value derived from stock options) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the management talent required to serve shareholder, customer and employee interests. The Corporation believes that this program also motivates the Corporation's officers to acquire and retain appropriate levels of share ownership. It is the opinion of the Compensation Committee that the total compensation earned by the Corporation's officers during 2000 achieves these objectives and is fair and reasonable. stock options. Individual performance is determined in relation to short and long-term objectives that are established and maintained on an on-going basis. Performance of these objectives is formally reviewed annually and base salary adjusted as a result. Bonus rewards are provided upon the attainment of corporate financial performance objectives as well as the individual's direct responsibilities and their attainment of budget and other objectives.

The Policy also strives to establish long-term incentives to executive officers by aligning their interests with those of the Corporation's shareholders through award opportunities that can result in the ownership of the Corporation's common shares.

The compensation of Alan G. Symons, Chief Executive Officer of the Corporation, is determined pursuant to the arrangement between the Corporation and SIG Capital Fund, Ltd. Under the arrangement a consulting fee is paid to SIG Capital Fund, Ltd. with respect to the provision of services by Alan G. Symons. Alan G. Symons is not paid a salary by the Corporation. During 2000, the Committee did not approve the grant of stock options or bonuses to the Chief Executive Officer. The Corporation approved of the grant of 100,000 stock options to Gene S. Yerant during 2000.

COMPENSATION COMMITTEE

John K. McKeating, Chairman
J. Ross Schofield
Douglas H. Symons

Appointment of Auditors

Unless otherwise instructed, the persons named in the enclosed form of proxy intend to vote for the appointment of BDO Seidman, LLP, as auditors of the Corporation to hold office until the next annual meeting of shareholders. The Corporation changed its auditors during 2000 from Schwartz Levitsky Feldman to BDO Seidman, LLP.

Statement of Corporate Governance Practices

The board of directors and management of the Corporation believe that sound corporate governance practices are essential to the performance of the Corporation. The Corporation's practices and policies have been developed over many years. They are addressed here generally and within the framework of the guidelines for effective corporate governance adopted by The Toronto Stock Exchange (the "Guidelines").

Board of Directors

The board of directors is elected by the shareholders and oversees the conduct of the business and affairs of the Corporation, supervises its management and ensures that all major issues affecting the Corporation are given appropriate consideration. In fulfilling its responsibilities the board delegates day-to-day authorities to management, while reserving the ability to review management decisions and to exercise final judgment on any matter. The board discharges its responsibilities directly and through its committees.

The directors are kept informed of the Corporation's operations at meetings of the board and its committees and through discussions with management. In addition to its primary roles of oversight of the Corporation's performance and the provision of quality, depth and continuity for management to meet the Corporation's objectives, the board of directors, among other things:

  reviews the development and implementation of business and strategic plans and approves business, strategic, financial and succession plans;
  approves communications to shareholders;
  oversees financial programs and policies;
  appoints officers and reviews their performance at least annually;
  approves items such as the issue, purchase and redemption of securities, acquisition and disposition of significant capital assets, executive officer compensation, employee benefits, including profit sharing and incentive award plans and dividends, if any; and
  approves changes in the by-laws of the Corporation and submits them to shareholders for approval.

In order to carry out its responsibilities the board of directors meets on a regularly scheduled basis and otherwise as required by circumstances. The board met five times during 2000 and took a number of actions by unanimous written consent.

The Chairman of the Board is responsible for the functioning of the board including, among other things, setting the agenda for each board meeting, ensuring that directors are kept informed of appropriate corporate matters, chairing the meetings and acting as a key liaison between the board and executive management.

Committees of the Board of Directors

The board of directors has established three standing committees and has delegated certain functions to each of the committees.

Executive Committee

The Executive Committee communicates regularly with executive management of the Corporation. The Executive Committee reviews and approves communications with shareholders and adds significant direction to the function of executive management on significant issues affecting the Corporation. This committee is composed of G. Gordon Symons, Alan G. Symons and Douglas H. Symons.

Audit Committee

The Audit Committee serves as an independent and objective party to monitor the Corporation's financial reporting process and system of internal controls. The Committee communicates directly with the Corporation's independent auditors, senior financial management of the Corporation, internal auditors and the board of directors. The Audit Committee is composed of outside directors, David B. Shapira, J. Ross Schofield and John K. McKeating. The Audit Committee met five times during 2000.

Compensation Committee

The role of the Compensation Committee is to review the total compensation of the Corporation's executive officers in an effort to ensure that the Corporation attracts and retains the talent commensurate with its business objectives. In 2000, this committee met twice. See "Composition of Compensation Committee."

TSE Guidelines

The Guidelines require each listed company to disclose its approach to corporate governance and, where the Corporation's system is different from the Guidelines, to explain the differences. The Corporation's corporate governance is substantially consistent with the objectives set out in the Guidelines. The approach of the Corporation to matters of corporate governance referred to in each of the fourteen Guidelines follows.

1. The Board should explicitly assume responsibility for stewardship of the Corporation, and specifically for:

(i) Adoption of Strategic Planning Process. The objectives of the Chief Executive Officer of the Corporation include responsibility for the development of strategic plans. The board reviews strategic planning matters on a regular basis which includes the approval of long term strategic plans and annual business plans and the monitoring of performance against, and continuing stability of, such plans.

(ii) Identification of Principal Risks and Ensuring Implementation of Risk Management Systems.

Identification of the Corporation's principal business risks is the responsibility of the Corporation's management. Management's plans for risk management are subject to review by the board.

(iii) Succession Planning and Monitoring Senior Management.

The Executive Committee reviews and reports at least annually to the board on organizational and succession planning matters. The Chief Executive Officer has responsibility for succession planning for senior management and monitoring the performance of executive management. (iv) Communications Policy.

To ensure that the rules of timely disclosure are observed, management has put in place structures for effective communication between the Corporation, its shareholders and the public, including having the CEO responsible for advising on and reviewing disclosure documents and recommending timely disclosure of material transactions and changes.

(v) Integrity of Internal Control and Management Information Systems.

Systems and Controls. The Audit Committee reviews the Corporation's systems and controls principally by monitoring planning and staffing of the internal audit function and reporting and by reviewing the external auditors' annual letter of comments on these items and management's responses thereto.

Occupational Health and Safety and Environmental. The Corporation's business activities do not typically involve occupational health and safety matters or environmental issues. Should a health and safety or environmental issue arise, executive management implements corrective and preventative measures and reports its activities in that regard to the board.

Human Resources Matters. In addition to the role of the Compensation Committee, the Executive Committee reviews and monitors the Corporation's policies and activities in human resources and related employment matters to ensure excellent relations with employees of the Corporation and compliance with applicable laws.

Information Systems. As part of the ongoing planning processes of the Corporation, executive management regularly informs the board of the development and status of the Corporation's management information systems.

2. Majority of directors should be "unrelated" (independent of management and free from conflicting interests).

The board of directors is composed of six members. The current composition of the board does not include a majority of directors who are unrelated to the Corporation. However, the board believes that the number of directors who do not have interests in or relationships with the Corporation provides for fair representation of shareholders that have invested in the Corporation.

The Corporation has a significant shareholder and the percentage of shares held by individuals or entities who are not directly or indirectly related to the Corporation's significant shareholder is approximately 50%. The number of such unrelated directors fairly reflects the investment in the Corporation by shareholders other than the significant shareholder and those persons or entities directly or indirectly unrelated to the significant shareholder. Therefore, the unrelated directors (and the board as a whole) are in a position to fairly represent minority shareholders.

3. Disclosure for each director whether he or she is related, and how that conclusion is reached.

Mr. Gordon Symons is the Chairman of the Board and a controlling shareholder; therefore, he is related to the Corporation. Messrs. Alan G. Symons and Douglas H. Symons are the Chief Executive Officer and Chief Operating Officer, respectively and are therefore related to the Corporation.

None of the remaining directors, being one half of the board members, is related by reason of having worked for the Corporation, having material contracts with the Corporation or having received remuneration from the Corporation in excess of directors' fees. None of the directors has any interest or any business or other relationship with G. Gordon Symons, Alan G. Symons or Douglas H. Symons which could, or could reasonably be perceived to, materially interfere with his ability to act with a view to the best interests of the Corporation, and as such, none of the directors is related to G. Gordon Symons, Alan G. Symons or Douglas H. Symons.

4. Appoint a committee responsible for the appointment/assessment of directors composed exclusively of outside directors, a majority of whom are unrelated.

The board of directors recommends candidates for the board. The board reviews the qualifications of prospective members in consideration of current board compositions and the Corporation's needs. The board does not have in place assessment procedures for board and director performance.

5. Implement a process for assessing the effectiveness of the Board, its committees and individual directors.

Although the board does not have a formal process to address the effectiveness of the board, its committees and individual directors as recommended by the Guidelines, the board believes it carries on its duties and responsibilities effectively and in the best interests of the shareholders.

6. Provide orientation and educational programs for new directors.

The current members of the board of directors have had a longstanding relationship with the Corporation and as such this Guideline has not been pertinent. However, in the event of an election to the board of new directors, the board would undertake to summarize and document the Corporation's business, affairs and governance and provide to new directors orientation through meetings with officers and other board members on an informal basis.

7. Consider reducing the size of the Board, with a view to improving effectiveness.

The board believes that the current number of directors promotes effectiveness and efficiency and is appropriate in the circumstances. The board does not believe it should have less than the current number of directors.

8. Review compensation of directors in light of risks and responsibilities.

The Compensation Committee reviews and recommends to the board of directors for approval the remuneration of directors. The board considers the time commitment, comparative remuneration, responsibilities and other factors in determining remuneration.

9. Committees should generally be composed of outside directors and a majority of Committee members should be unrelated.

A majority of the members of the Audit Committee and Compensation Committee are composed of outside directors. The Executive Committee is composed of non-outside, related directors.

10. Appoint a committee responsible for approach to corporate governance issues.

Although the board of directors has not established a separate corporate governance committee, the Executive Committee, is, among other things, responsible for making recommendations to the board of directors regarding the Corporation's approach to corporate governance and for the Corporation's disclosure of such approach.

11. Define limits to management's responsibilities by developing mandates for the Board and the Chief Executive Officer; the Board should approve the Chief Executive Officer's corporate objectives. The board of directors has the authority to manage or supervise the management of the Corporation's business as more fully described under the heading "Board of Directors" above. Certain roles are delegated to management or a board committee subject to review by the full board. Although the Chief Executive Officer's corporate objectives are not formally set out, the board of directors oversees the performance of the Chief Executive Officer with a view toward compliance with the overall objectives of the Corporation.

12. Establish structures and procedures to enable the Board to function independently of management.

The board of directors has the prerogative of meeting independently of management. The committees of the board function independently of management when appropriate. The Chairman of the Board, who is not a member of management has responsibility to ensure that the board of directors discharges its responsibilities.

13. Establish an audit committee with a specifically defined mandate, all members of which should be outside directors.

The Audit Committee is composed of outside directors. The Audit Committee's primary responsibilities are to serve as an independent and objective party to monitor the Corporation's financial reporting processes and internal control system, consider the independence of the Corporation's independent accountants, review and appraise the efforts of the Corporation's independent accountants and internal auditors, and provide an open avenue of communication among the independent accountants, senior management, internal auditors, and the board of directors. The Audit Committee reviews the process for the preparation of the Corporation's financial statements and makes recommendations regarding presentation of the annual financial statements.

14. Implement a system to enable individual directors to engage outside advisors at the Corporation's expense.

Consistent with past practice individual directors may engage outside advisors at the Corporation's expense with the authorization of the board.

Directors' and Officers' Liability Insurance

The Corporation purchased directors and officers liability insurance from The Chubb Insurance Company of Canada and American Home Assurance. This coverage expires on October 27, 2001 and contains a limit of liability of (Cdn.) $20 million. A premium of (Cdn.) $143,000 and $75,000 was paid in 2000 for one year of coverage to The Chubb Insurance Company and American Home Assurance, respectively. There is no deductible for coverage other than executive indemnification for which the deductible is (Cdn.) $100,000.

Report of the Audit Committee

The Corporation's Audit Committee is responsible for, among other things, reviewing with BDO Seidman, LLP, its independent auditors, the scope and results of their audit engagement. In connection with the fiscal 2000 audit, the Audit Committee has:
  Reviewed and discussed with management the audited financial statements to be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000;
  Discussed with BDO Seidman, LLP the matters required by Statement of Accounting Standards No. 61, as amended, in accordance with rules of the Securities and Exchange Commission; and
  Received from and discussed with BDO Seidman, LLP the communication from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 regarding their independence, in accordance with rules of the Securities and Exchange Commission.
Based on the review and discussions described in the preceding items, the Audit Committee has recommended to the board of directors that the audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission and all other applicable securities commissions in Canada.

The Audit Committee:
David B. Shapira, Chairman
J. Ross Schofield
John K. McKeating

Performance Graph

The following performance graph compares the cumulative total shareholder return on the Corporation's common stock with the TSE 300 for the years 1996 through 2000.Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1993, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Management Proxy Circular, in whole or in part), the preceding Report on Executive Compensation and the Historical Performance Graph shall not be incorporated by reference in any such filings.

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Directors' Approval The contents of this Management Proxy Circular and the sending thereof have been approved by the board of directors of the Corporation.
April 25, 200

Alan G. Symons
Chief Executive Officer and President